EXHIBIT 1.2

STANDBY PURCHASER AGREEMENT FOR COMMON SHARES OF

DCB FINANCIAL CORP

July 17, 2012

Name

Address

City, State, Zip

Dear X:

This letter confirms our agreement with respect to the intention of DCBF Financial Corp, an Ohio corporation (“DCBF”), to raise additional capital through a rights offering, of up to 3,475,000 of DCBF’s common shares, no par value per share (the “Common Shares”), to its shareholders of record (the “Rights Offering”) with the participation of standby purchasers for any unsubscribed shares in the Rights Offering. The offering to standby purchasers is hereinafter referred to as the “Offering”.

Section 1 – Purchase and Sale of Common Shares and Unsubscribed Shares.

(a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, DCBF agrees to issue and sell to you as a standby purchaser (the “Standby Purchaser”), and the Standby Purchaser agrees to purchase from DCBF, at $3.80 per Common Share (the “Subscription Price”), X Common Shares (the “Minimum Shares”) and up to an additional X Common Shares (the “Standby Shares”) that may remain available for issuance upon completion of the Rights Offering after the issuance of all Common Shares validly subscribed for through the exercise of rights, including the exercise of all oversubscription privileges, in the Rights Offering. The Minimum Shares to be purchased under this Agreement and the Standby Shares that may be purchased under this Agreement to be collectively referred to as the “Purchased Shares.” Nothing in this Agreement shall be construed to permit the Standby Purchaser to acquire a number of Common Shares that would result in the Standby Purchaser owning 10% or more of the outstanding Common Shares. The Purchased Shares shall be automatically reduced by the minimum amount necessary to insure that the foregoing is true.

(b) The Standby Purchaser and DCBF acknowledge and agree that DCBF has entered into, or contemplates entering into, one or more other Standby Purchaser Agreements with certain other parties (collectively, the “Standby Purchasers”) on terms substantially similar to this Agreement, except that they may provide for the purchase of a different number of Minimum or Standby Shares in Section 1(a).

Section 2 – Access to Information. The Standby Purchaser has been given access to all books of account, records and other documents concerning DCBF, the Common Shares and the terms and conditions of the Offering and the Rights Offering. In addition, the Standby Purchaser has had the opportunity to ask questions of, and receive answers from, representatives of DCBF and The Delaware County Bank & Trust Company, a wholly-owned subsidiary of DCBF (the “Bank”), about DCBF, the Bank, the Common Shares, the terms and conditions of the Offering and the Rights Offering and any additional information deemed necessary by the Standby Purchaser to verify the accuracy and adequacy of the written information provided to the Standby Purchaser by DCBF. All questions have been answered to the full satisfaction of the Standby Purchaser.

Section 3 – Investment Risks. The Standby Purchaser understands and acknowledges that the Purchased Shares are speculative securities and involve a high degree of risk and that no federal or state agency has made any finding or determination as to the fairness for public or private investment in, nor any recommendations or endorsement of, the Purchased Shares as an investment. The Standby Purchaser has such knowledge and experience in business and financial matters that the Standby Purchaser is capable of evaluating the merits and risks of an investment in the Purchased Shares. The Standby Purchaser’s financial situation is such that the Standby Purchaser can afford a complete loss of the Standby Purchaser’s investment in the Purchased Shares.

Section 4 – Standby Purchaser Representations and Warranties.

(a) The Standby Purchaser is purchasing the Purchased Shares for the Standby Purchaser’s own account, for investment purposes only and not with a present intention of entering into or making any subsequent sale, assignment, conveyance, pledge, hypothecation or other transfer thereof.

(b) The Standby Purchaser has no need for liquidity in the Standby Purchaser’s investment in the Purchased Shares, recognizes that the Common Shares are not traded on a stock exchange and understands that there will be no active market for the resale of the Purchased Shares and that there are restrictions on the subsequent resale or other transfer of the Purchased Shares.

(c) The Standby Purchaser understands and acknowledges that the Purchased Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), under comparable federal banking regulations, if applicable, or under the securities laws of any state, but have been offered and sold pursuant to and in reliance upon exemptions from registration thereunder.

(d) The Standby Purchaser understands and acknowledges that, as a consequence of the restrictions on subsequent transfer imposed by the foregoing exemptions, the Purchased Shares may not subsequently be sold, assigned, conveyed, pledged, hypothecated or otherwise transferred by a holder thereof except pursuant to (i) an effective registration statement registering the Purchased Shares under the Act, under comparable federal banking regulations, if applicable, and under applicable state securities laws or (ii) an opinion of counsel obtained by such holder and in all respects satisfactory to DCBF that such registration under the Act, comparable federal banking regulations, if applicable, and under applicable state securities laws is not required for such holder to lawfully effect such subsequent sale, assignment, conveyance, pledge, hypothecation or other transfer. The certificates representing the Purchased Shares shall bear a legend similar to the following setting forth the foregoing restrictions:

The Common Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”) or under the securities laws of any state and have been issued in reliance upon exemptions from registration thereunder. As a result, the Common Shares may not be sold, assigned, conveyed, pledged, hypothecated or otherwise transferred by the holder thereof, except: (i) pursuant to an effective registration statement registering the Common Shares under the Act and under applicable state securities laws; or (ii) pursuant to an opinion of counsel obtained by the holder of this certificate (which opinion and counsel are in all respects satisfactory to the Company) that registration under the Act and under applicable state securities laws is not required for such holder to effect the sale, assignment, conveyance, pledge, hypothecation or other transfer in a lawful manner.

(e) The Standby Purchaser understands and acknowledges that, DCBF reserves and shall have the right to refuse to accept or register the assignment or other transfer of any Purchased Share unless and until the conditions to such assignment or other transfer specified in this Agreement have been satisfied.

(f) The Standby Purchaser hereby acknowledges and agrees that DCBF may decline to issue Common Shares to the Standby Purchaser hereunder if, in the opinion of DCBF, the Standby Purchaser is required to obtain prior clearance or approval of such purchase from any state or federal bank regulatory authority and if such approval or clearance has not been obtained or if satisfactory evidence thereof has not been presented to DCBF prior to the expiration of the Offering.

(g) The Standby Purchaser represents and warrants to, and covenants with, DCBF as follows:

(A) If the Standby Purchaser is an individual, he or she has full power and authority to perform his or her obligations under this Agreement.

(B) If the Standby Purchaser is a corporation, the Standby Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with corporate power and authority to perform its obligations under this Agreement.

(C) If the Standby Purchaser is a trust, the Trustee has been duly appointed as trustee of the Standby Purchaser with full power and authority to act on behalf of the Standby Purchaser and to perform the obligations of the Standby Purchaser under this Agreement.

(D) If the Standby Purchaser is a partnership or limited liability company, the Standby Purchaser is a partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, with full power and authority to perform its obligations under this Agreement.

(h) The execution, delivery and performance of this Agreement by the Standby Purchaser and the consummation by the Standby Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action of the Standby Purchaser; and this Agreement, when duly executed and delivered by the Standby Purchaser, will constitute a valid and legally binding instrument, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(i) The Standby Purchaser is not insolvent and has sufficient cash funds on hand to purchase the Purchased Shares on the terms and conditions contained in this Agreement and will have such funds on the Closing Date. The Standby Purchaser has simultaneously with the execution and delivery of this Agreement or prior thereto provided DCBF with evidence or substantiated that such Standby Purchaser has the financial means to satisfy its financial obligations under this Agreement and the foregoing evidence and substantiation is a true and accurate representation of such means.

(j) No state, federal or foreign regulatory approvals, permits, licenses or consents or other contractual or legal obligations are required with respect to the Standby Purchaser in order for the Standby Purchaser to enter into this Agreement or purchase the Purchased Shares.

(k) The execution and delivery of this Agreement, the consummation by the Standby Purchaser of the transactions herein contemplated and the compliance by the Standby Purchaser with the terms hereof do not and will not conflict with, or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Standby Purchaser is a party or by which any of the Standby Purchaser’s properties or assets are bound, or any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Standby Purchaser or any of the Standby Purchaser’s properties or assets; and no consent, approval, authorization, order, registration or qualification of or with any such government, governmental instrumentality or court, domestic or foreign, is required for the valid authorization, execution, delivery and performance by the Standby Purchaser of this Agreement or the consummation by the Standby Purchaser of the transactions contemplated by this Agreement that will not have been obtained prior to the Closing.

(l) The Standby Purchaser has not entered into any contracts, arrangements, understandings or relationships (legal or otherwise) with any other person or persons with respect to the transactions contemplated by this Agreement or any securities of DCBF, including but not limited to transfer or voting of any of the securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies; and the Standby Purchaser does not own any securities of DCBF which are pledged or otherwise subject to a contingency, the occurrence of which would give another person voting power or investment power of such securities.

Section 5 – Accredited Investor Representation The Standby Purchaser is an “Accredited Investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Act because the Standby Purchaser meets the description in one or more of the following categories (please check ALL applicable categories):

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Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his or her purchase, exceeds $1,000,000. For purposes of calculating net worth, (i) the person’s primary residence shall not be included as an asset; (ii) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the purchase of the Common Shares, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of the purchase of the Common Shares exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (iii) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the purchase of the Common Shares shall be included as a liability.

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Any natural person who had individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and who has a reasonable expectation of reaching the same income level in the current year.

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Any organization described in Section 501(c)(3) of the Internal Revenue Code, or any corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Common Shares, with total assets in excess of $5,000,000.

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Any trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Common Shares, whose purchase is directed by a person with such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Common Shares.

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Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”) if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

☐	Any entity in which all the equity owners are Accredited Investors.

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Any director or executive officer (meaning the president, any vice president, any other officer who performs a policy making function for DCBF, or any other person who performs similar policy making functions for DCBF) of DCBF, or any executive officer of the Bank who performs a policy making function for DCBF.

Section 6 – Board Representative- This section does not apply

Section 7 – Conditions. The respective obligations of DCBF and the Standby Purchaser to purchase the Purchased Shares as set forth in this Agreement is are subject to the representations and warranties of DCBF and the Standby Purchaser contained herein being true and correct in all material respects as of the Closing Date, and DCBF and the Standby Purchaser having performed all covenants and agreements herein required to be performed on its part at or prior to the Closing Date.

Section 8 – Indemnification. The Standby Purchaser shall indemnify and hold DCBF, its officers, directors, agents and employees harmless against and from any and all liabilities, damages, losses, costs and expenses (including reasonable attorneys’ fees) arising under the Act or under applicable state securities laws as a result of any misrepresentation by the Standby Purchaser contained in, or any failure by the Standby Purchaser to comply with the provisions of, this Agreement.

Section 9 – Termination. The parties hereto shall not have the right to terminate, cancel, revoke, assign or transfer this Agreement and the purchase represented hereby except specifically set forth below:

(a) The Standby Purchaser may terminate this Agreement under any circumstances which would result in the Standby Purchaser, individually or together with any other person or entity, being required to register as a depository institution holding company under federal or state laws or regulations, or to submit an application, or notice, to acquire or retain control of a depository institution or depository institution holding company, to a federal bank regulatory authority.

(b) In the event (i) DCBF, in its reasonable judgment, determines that it is not in the best interests of DCBF and its shareholders to go forward with the Offering or (ii) consummation of the Offering is prohibited by law, rule or regulation, in each case, DCBF may terminate this Agreement without liability.

Section 10 – The Closing. The delivery of and payment for the Purchased Shares shall take place at                     , at 10:00 a.m., Eastern time, immediately after the closing of the sale of Common Shares pursuant to the Rights Offering, such time and date to be not more than five (5) business days after the foregoing notification and to be specified therein (such time and date being referred to as the “Closing Time,” the date of the Closing Time being referred to as the “Closing Date” and the consummation of the transaction being referred to as the “Closing”).

Section 11 – Delivery of Purchased Shares. At the Closing, the Purchased Shares to be purchased by the Standby Purchaser hereunder, registered in the name of the Standby Purchaser or its nominee(s), as the Standby Purchaser may specify in writing at least three (3) days prior to the Closing Date, shall be delivered by or on behalf of DCBF to the Standby Purchaser, for the Standby Purchaser’s account, against delivery by the Standby Purchaser of the Subscription Price therefore in immediately available funds in the form of one or more federal funds checks or a wire transfer to an account designated by DCBF.

Section 12 – Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio. Any action, suit or proceeding in respect of or arising from or out of this Subscription Agreement may be prosecuted as to any one or more of the parties hereto at Delaware County, Ohio. Each party to this Agreement jointly and severally consents to the exercise of jurisdiction over his, her or its person by any court situated at Delaware County, Ohio and having jurisdiction over the subject matter of any action, suit or proceeding arising from or out of or in respect of this Agreement. Adequate notice of any such action, suit or proceeding in any such court shall conclusively be deemed to have been given to any one or more of the parties hereto against whom the same is instituted, if given to such party by any manner consistent with the Ohio Rules of Civil Procedure or any other manner consistent with due process of law.

Section 13 – Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, personal representatives, guardians, successors-in-interest and permitted assigns of the Standby Purchaser and DCBF.

IN WITNESS WHEREOF, and intending to be legally bound hereby, each of the Standby Purchaser and DCBF has signed or caused to be signed its name as of the day and year first above written.

DCBF FINANCIAL CORP

By:

Printed Name:

Title:

STANDBY PURCHASER

Printed Name:

Title:

This form of agreement was signed by:

Don Wolf

Vicki Lewis

Jerry Kremer

Bart Johnson

Ronald Seiffert

Adam Stephenson

Ed Powers

Mark Shipps

John Ustaszewski

Tom Whitney

Barb Walters

Roger Lossing

Chuck Moore

Dave Archibald

Daniel Roberts